UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                Western Water Co.
                               ------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    95988110
                                    --------
                                 (CUSIP Number)

                                    03/31/98
                                    --------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 5 Pages

--------------------------------                   --------------------------
CUSIP No.   95988110                       13G          Page  2 of   5  Pages
           -------------
--------------------------------                   --------------------------

-----------------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Asset Management, Inc.                    13-2673503
------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)

                                                                 (b)
           Not applicable
---------- ------------------------------------------------------------------
        3  SEC USE ONLY
---------- ------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- --------------------------------------------------------
                         5  SOLE VOTING POWER

                               374,300
                     --------------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY                473,850
     OWNED BY
                     --------------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                   848,150
       WITH
                     ------ -------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                               0
-----------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             848,150
---------- ------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

-----------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.30%
---------- ------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IA

-----------------------------------------------------------------------------


                                Page 2 of 5 Pages

Item 1(a):                  Name of Issuer:
----------                  ---------------

                            Western Water Co.

Item 1(b):                  Address of Issuer's Principal Executive Offices:
----------                  ------------------------------------------------

                                 4660 La Jolla Village Drive
                                 Suite 825
                                 San Diego, CA  92122

Item 2(a)                    Name of Person Filing
---------                    ---------------------

                             Warburg Pincus Asset Management, Inc.

Item 2(b):                   Address of Principal Business Office:
----------                   -------------------------------------

                             466 Lexington Avenue, New York, New York 10017

Item 2(c):                   Citizenship:
----------                   ------------

                             Delaware

Item 2(d):                   Title of Class of Securities:
----------                   -----------------------------

                                 Common Stock

Item 2(e):                   CUSIP Number:
----------                   -------------

                                 95988110

Item 3:                     If the reporting person is an investment adviser
------                      in accordance with ss. 240.13d-1(b)(1)(ii)(E),
                            check this box.  [X]

Item 4:                      Ownership:
-------                      ----------

                             (a) Amount beneficially owned:   848,150
                             (b) Percent of class:    10.30%

                             (c) Number of shares as to which the person has:

                                   (i)    Sole power to vote or to direct the
                                          vote   374,300

                                   (ii)   Shared  power  to  vote  or  to
                                          direct the vote 473,850

                                   (iii)  Sole  power to  dispose  or to
                                          direct the dispostion of 848,150

                                   (iv)   Shared  power to  dispose or to
                                          direct the dispostion of 0

Item 5:                            Ownership of Five Percent or Less of a Class:
-------                            --------------------------------------------
                                   Not Applicable



                               Page 3 of 5 Pages

Item 6:                        Ownership of More than Five Percent on Behalf of
-------                        ------------------------------------------------
                               Another Person:
                               --------------

                               Warburg Pincus Asset Management, Inc. ("WPAM") is an Investment Adviser registered with the United States Securities and Exchange Commission. WPAM serves as investment adviser to many accounts including various registered investment companies. The securities which are the subject of this report are owned by our accounts. A registered investment company may own more than 5% of the securities, however, no individual or institutional account does. In this report no registered investment company owned more than 5%.

Item 7:                        Identification and Classification of the
-------                        ----------------------------------------
                               Subsidiary Which Acquired the Security Being
                               --------------------------------------------
                               Reported on By the Parent Holding Company:
                               ------------------------------------------

                               Not Applicable.

Item 8:                        Identification and Classification of
-------                        ------------------------------------
                               Members of the Group:

                               Not Applicable.

Item 9:                        Notice of Dissolution of Group:
-------                        -------------------------------

                               Not Applicable.

Item 10:                       Certification:
--------                       --------------

                               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 4 of 5 Pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 04/08/98



                                               By: Linda S. Iovan
                                                  ----------------
                                                  Name:  Linda S. Iovan
                                                  Title: Vice President




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